Exhibit 10.71

Formerly GT Equipment Technologies, Inc.	Innovative Photovoltaic Manufacturing Solutions	GT Solar Incorporated 243 Daniel Webster Highway Merrimack, NH 03054, U.S.A. Phone: +1 603 883 5200 Fax: +1 603 595 6993 e-Mail: info@gtsolar.com Web: www.gtsolar.com

January 28, 2008

Mr. Richard Johnson

53 Jefferson Road

Franklin, MA 02038

Dear Richard:

We are pleased to offer you a position at GT Solar Incorporated as Vice President Finance & Corporate Controller.  In this role you will report directly to me.  Terms of this offer shall include the following:

•                  Base Compensation: $235,000 per annum paid proportionately on a bi-weekly basis.

•                  Management Incentive Plan (MIP): As a member of the senior management team, you shall be eligible to participate in the GT Solar Incorporated Management Incentive Plan (MIP).  Your annual target bonus shall be 25% of your base salary at 100% of plan objectives.   The plan for FY 2008 maintains an upside potential of up to 3x target bonus for performance that exceeds plan targets.  Bonus criteria shall be comprised of a combination of corporate EBITDA targets and Individual / Functional plan objectives.  A draft copy of the MIP plan is included for your preliminary review.  Please note that the incentive plan and its associated terms and conditions shall be pro-rated for partial year participation FY 2008 and are subject to change in the future at the discretion of the Compensation Committee of the GT Solar Board of Directors.

•                  Stock Option: You shall receive an option to purchase shares of common stock of the company.  The number of shares of common stock underlying the option shall be 10,000 by the per share stock option exercise price.  The per share stock option exercise price shall be determined by the board of directors following completion of a company valuation by an independent third party and shall be no less than the fair market value per share of the common stock on the grant date.  The option will vest for only so long as you are employed by the company.  The shares underlying the option shall vest according to the following schedule: 25% of the shares shall vest on the one year anniversary of the grant, followed by vesting of 1/48th of the shares per month during the next 36 months.

•                  Signing Bonus: The Company shall provide you with a sign-on bonus in the amount of $25,000.  The signing bonus shall be payable on the payroll following your start date and shall be paid gross less applicable taxes.

•                  Bonus Reimbursement: The Company acknowledges the possibility that you may forego a bonus with your current employer in accepting employment at this time with GT Solar.  Accordingly, GT Solar shall provide you with a one-time reimbursement of up to $250,000 gross less applicable taxes for estimated bonus foregone associated with your acceptance of employment at GT Solar.   In conjunction with this provision, any bonus deemed earned and payable to you by your current employer shall serve to reduce the actual bonus reimbursement paid to you by GT Solar Incorporated.   The bonus reimbursement shall be considered recoverable on a pro-rata basis during the first 12 months of your employment in the event that you voluntarily resign from GT Solar Incorporated during your first year of employment.

•                  Non-Competition, Non-Solicitation & Non-Disclosure: Acceptance of employment with GT Solar International, Inc. is contingent upon your execution of a non-compete, non-solicitation and non-disclosure agreement.  Details of this agreement shall be included in an Employment Agreement that shall contain all provisions governing your employment with GT Solar Incorporated.   For summary purposes, both the non-competition and non-solicitation provisions shall remain in effect one year post-termination from employment with GT Solar Incorporated shall survive indefinitely post-employment.

•                  Paid Time Off — At present time, you will be eligible to receive paid time off annually in the amount of 3 weeks for purposes of vacation and 6 days related to illness.  The company also maintains 11 paid holidays annually.  Vacation pay is an accrued benefit.  A summary of benefits available is attached for your preliminary review.

Turnkey Production Lines	Individual Equipment
GTs-WAFFABTM	GT-DSS240TM DSS Furnace
GTs-CELFABTM	GT-ATLAS TM Tabber/Stringer
GTs-MODFABTM	GT-CTX 2400TM Cell Tester
GT-PVSCAN 8000 Optical Characterization
More ... www.gtsolar.com

As a condition of employment, you are required to show proof of citizenship, permanent residency in the U.S., or authorization to work in the U.S. within three business days of your date of hire.  Please note that this letter should not be construed as an employment contract between you and the Company.  All employees at GT Solar Incorporated are considered employees at-will.

Richard, we are truly excited about the prospect of your joining the team at GT Solar Incorporated.  We are confident that you will find your association with the company both challenging and rewarding.   Please feel free to contact me at 603-681-3805 to discuss at your earliest convenience.

Warmest regards,	Agreed and acknowledged:

Robert Woodbury
Chief Financial Officer	Richard E. Johnson

	(Signature)	(Date)